Exhibit 99.2

CONFIDENTIAL OFFERING CIRCULAR

$110,000,000

4.00% Convertible Subordinated Debentures Due July 15, 2023

The debentures are unsecured subordinated obligations of Cable Design Technologies Corporation. We will pay interest on the debentures semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2004. We expect that the debentures will be eligible for trading in the Portalsm Market, a subsidiary of The Nasdaq Stock Market, Inc.

On or after July 21, 2008, we may redeem for cash all or part of the debentures that have not previously been converted or purchased at a price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest up to but not including the date of redemption. Holders may require us to purchase all or part of their debentures on July 15, 2008, July 15, 2013 and July 15, 2018 at a price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest up to but not including the date of purchase. We may choose to pay the purchase price in cash, shares of our common stock or a combination of cash and shares of our common stock. In addition, upon a change of control (as defined herein), each holder may require us to purchase for cash all or a portion of such holder’s debentures at a price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest up to but not including the date of purchase.

Holders may surrender their debentures for conversion into shares of our common stock at an initial conversion price of $9.0345 per share, subject to adjustment in certain events. Holders may only surrender their debentures for conversion if one of the following conditions is satisfied:

•	if the closing sale price of our common stock for at least 20 trading days in the 30 trading day period ending on the trading day prior to the date of surrender is at least 110% of the conversion price per share of our common stock at such preceding trading day;

•	if the senior implied rating assigned to us by Moody’s Investors Service, Inc. is downgraded to B2 or below and the corporate credit rating assigned to us by Standard & Poor’s is downgraded to B or below;

•	if we have called the debentures for redemption; or

•	upon the occurrence of specified corporate transactions, as described in this offering circular.

Shares of our common stock are listed on The New York Stock Exchange under the symbol “CDT.” On July 1, 2003, the closing sale price on The New York Stock Exchange for our common stock was $6.34 per share.

Investing in the debentures involves risks. See “Risk Factors” on page 11.

Price: 100%

plus accrued interest, if any, from July 8, 2003.

Delivery of the debentures, in book-entry form only, will be made on or about July 8, 2003.

The debentures and the shares of our common stock issuable upon conversion of the debentures have not been registered under the Securities Act. The debentures may not be offered or sold within the United States or to U.S. persons, except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A and to certain persons in offshore transactions in reliance on Regulation S. You are hereby notified that sellers of the debentures may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

Credit Suisse First Boston

The date of this confidential offering circular is July 1, 2003.

CAPITALIZATION

The following table sets forth our capitalization as of April 30, 2003 (i) on an actual basis and (ii) on an as adjusted basis giving effect to the application of the net proceeds received by us from this offering as described under “Use of Proceeds.” The following information should be read in conjunction with “Selected Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes thereto that are included elsewhere in this offering circular.

	As of April 30, 2003
	Actual	As Adjusted(1)
	(in thousands)

Cash and cash equivalents	$10,977	$18,824
Total debt:
Credit agreement:
U.S. revolving loan, including U.K. and European subfacilities	39,651	—
Canadian revolving loan	38,802	—
4.00% Convertible Subordinated Debentures due 2023	—	110,000
Other debt	5,307	5,307

Total long-term debt	83,760	115,307
Stockholders’ equity:
Common Stock, par value $.01 per share—100,000,000 shares authorized, 48,392,361 shares issued(2)	484	484
Paid-in capital	202,281	202,281
Treasury Stock	(45,188)	(65,188)
Retained earnings	176,008	176,008
All other	3,455	3,455

Total stockholders’ equity	$337,040	$317,040

Total capitalization	$420,800	$432,347

(1)	Assumes purchase of $20 million of our common stock with proceeds of this offering.
(2)	Excludes (i) 4,248,194 shares of common stock reserved for issuance upon the exercise of outstanding stock options and (ii) 12,175,549 shares of common stock issuable upon conversion of the debentures being offered by this offering circular.

2